EXHIBIT 99.1 Press Release

For Immediate Release

ACCESS PLANS INC. ANNOUNCES INTENTION TO EXPLORE STRATEGIC ALTERNATIVES

NORMAN, Oklahoma — November 11, 2010 – Access Plans, Inc. (OTC BB-APNC.OB), which designs, markets and administers consumer membership and healthcare savings membership plans, and which is a leading marketer of individual major medical insurance products, today announced that it intends to explore a broad range of strategic alternatives to enhance shareholder value, including, but not limited to, entering into a “going private” transaction, raising or borrowing money for future acquisitions, or one or more other transactions. In this regard the Company has retained Southwest Securities, Inc. to serve as its financial advisor.

The Company’s Board of Directors may determine that none of the strategic alternatives is appropriate, and there can be no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed. The Company does not expect to make further public comment regarding the review of these strategic alternatives until the Board of Directors has approved a specific course of action, the Board deems disclosure of significant developments to be appropriate, or the Company is legally required to do so.

About Access Plans, Inc.

Access Plans, Inc. (OTC BB: APNC) is a leading membership benefits marketing company with two distribution channels. The Wholesale/Retail Plans distribution channel specializes in turnkey, private-label membership benefit plans that provide discount products and services, protection benefits, and retail services to more than one million customers in the United States and Canada. America’s Health Care/Rx Plans (“AHCP”), the Company’s Insurance Marketing distribution channel, is one of America’s largest independent agent networks and provides major medical, life and supplemental insurance products to individuals.

The Company is headquartered in Norman, Oklahoma, and its common stock trades on the OTC Bulletin Board under the symbol “APNC”. For more information, visit the Company’s website at www.accessplans.com .

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed in, or implied by, such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, revenue mix, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and other risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and the Company assumes no responsibility for updating such forward-looking statements after the date of this release.

For additional information, please contact:

Robert Hoeffner, Sr. V.P., Administration at (405) 579-8525 or via email at bhoeffner@accessplans.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com